A MESSAGE FROM THE CEO OF LAMPERD
TO OUR VALUED STOCKHOLDERS

SARNIA, Ontario, November 25, 2008 - Lamperd Less Lethal Inc. (OTCBB:LLLI) will be moving their Stock Symbol from the OTC BB to the Pink Sheets. The company feels that this move is essential due to the current market conditions and the “global recession” and the onerous cost of recently imposed accounting rules affecting Nasdaq and OTC BB listed stocks. “Cost savings will be in excess of $100,000 per year” which the company will then be able to devote to a new sales and marketing program, scheduled to begin in early 2009.

Lamperd will still be reporting their Financials and other pertinent information to keep our shareholders well informed, including press releases when warranted. “These reports will be filed quarterly with Pink Sheets Electronic OTC Markets.”

Lamperd will be aired on Discovery Channel

Lamperd has just finished filming Episode three of Guinea Pig with GPTV III Productions Inc. Our products were filmed in action; Defender’s, Crowd Control Tank, Mobile Defender, and ammunition. This segment will be air in the first quarter of 2009.

Agreement with Flashpoint Season II Production Inc.

Lamperd Less Lethal has signed an agreement for the second season with Flashpoint for the right to use our Less Lethal products in the prime time television series “Flashpoint” (the “Production”).

About Lamperd

Lamperd Less Lethal is the developer and manufacturer of a wide range of leading edge civil defense equipment, including less lethal munitions such as the WASP round and the Defender series of launchers, as well acting as a supplier of training and accessories, for the police, military, private security and corrections markets.

Forward-Looking Statements. This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such factors include, among others, the inherent uncertainties associated with the development of an early stage company in the firearms and munitions industry and its products and the entry into new markets for our products. These forward-looking statements are made as of the date of this news release, and Lamperd Less Lethal assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact
Barry Lamperd, CEO/ President
Telephone: 519-344-4445
info@lamperdlesslethal.com